                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549                                                                           OMB APPROVAL
                                                                                                   OMB Number:  3235-0360
                    FORM N-17f-2                                                                   Expires
                                                                                                   Estimated average burden
 Certificate of Accounting of Securities and Similar                                               hours per response...0.05
            Investments in the Custody of
           Management Investment Companies

      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1.   Investment Company Act File Number:                   Date Examination completed:
      811- 8606                                            August 5, 1997, August 13,1997 and September 30, 1997

2.   State identification Number:

     AL  704131             AK  95-01167              AZ  S-0042562         AR 94-M0579-01       CA 505-8627        CO  IC 97-11-780
     CT  SI32594            DE  NONE                  DC  NONE              FL  43464-1          GA 56-001761       HI   NONE
     ID   47337             IL    9737913             IN    IC94-0674       IA   I-33222         KS  97S0000402     KY  M33185
     LA  52066              ME  MF-R98-4082           MD  SM941938          MA 94-7821           MI   224154        MN  R-37938.1
     MS  MF94-11056         MO  1994-01204            MT   32519            NE  018638           NV  NONE           NH   NONE
     NJ   NONE              NM  947279                NY   S 26 98 37       NC  4743             ND  R702           OH   11487
     OK  I-408996           OR   96-0995              PA    94-11-019MF     RI   NONE            SC  MF10350        SD    8512
     TN  RM98-9-30-97       TX   C 46592-000-01       UT    B00017355       VT  10/07/96-20      VA  2166           WA  C-40293
     WV I-21257             WI    294013-03           WY  19471             Puerto Rico
     Other (specify):

3.   Exact name of investment company as specified in registration statement:
     Scudder Pathway Series, Conservative Portfolio

4. Address of principal executive office (number, street, city, state, zip code): Two International Place, Boston MA, 02110

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549                                                                        OMB APPROVAL
                                                                                                   OMB Number:  3235-0360
                    FORM N-17f-2                                                                   Expires
                                                                                                   Estimated average burden
 Certificate of Accounting of Securities and Similar                                               hours per response...0.05
            Investments in the Custody of
           Management Investment Companies

      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1.    Investment Company Act File Number:                  Date Examination completed:
       811-8606                                            August 5, 1997, August 13, 1997 and September 30, 1997

2.    State identification Number:
      AL 704132              AK 95-01168             AZ S-0042561         AR 94-M0579-02        CA 505-8627         CO IC 97-11-780
      CT SI32595             DE  NONE                DC NONE              FL  43464-1           GA  56-001761       HI   NONE
      ID   47336             IL   9737913            IN   IC 94-0674      IA   I-33221          KS 97S0000401       KY  M31139
      LA  54259              ME MF-R98-4081          MD SM941939          MA 94-7820            MI  224151          MN  R-37938.1
      MS  MF94-11057         MO 1994-01204           MT 32518             NE  018637            NV  NONE            NH   NONE
      NJ   NONE              NM  947278              NY  S 26 98 34       NC  4743              ND  R701            OH   11486
      OK  I-386297           OR   96-0993            PA  94-11-019MF      RI   NONE             SC   M10349         SD    8514
      TN  RM98-9-30-97       TX   C 46591-003-01     UT  B00017368        VT  10/07/96-17       VA  2166            WA  C-40294
      WV I-21260             WI    294014-03         WY 19471             Puerto Rico
      Other (specify):

3.   Exact name of investment company as specified in registration statement:
     Scudder Pathway Series, Balanced Portfolio

4. Address of principal executive office (number, street, city, state, zip code): Two International Place, Boston MA, 02110

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549                                                                        OMB APPROVAL
                                                                                                   OMB Number:  3235-0360
                    FORM N-17f-2                                                                   Expires
                                                                                                   Estimated average burden
 Certificate of Accounting of Securities and Similar                                               hours per response...0.05
            Investments in the Custody of
           Management Investment Companies

      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1.    Investment Company Act File Number:                   Date Examination completed:
       811-8606                                             August 5, 1997, August 13, 1997 and September 30, 1997

2.    State identification Number:
      AL 704133              AK 95-01169              AZ S-0042563           AR 94-M0579-03       CA 505-8627         CO IC97-11-780
      CT SI32596             DE NONE                  DC NONE                FL 43464-1           GA 56-001761        HI  NONE
      ID  47338              IL   9737913             IN IC94-0674           IA  I-33223          KS 97S0000403       KY M33183
      LA 47265               ME  MF-R98-4080          MD SM941937            MA 94-7822           MI  224153          MN R-37938.1
      MS MF94-11058          MO  1994-01204           MT  32520              NE  018639           NV NONE             NH  NONE
      NJ  NONE               NM  947277               NY  S 26 98 36         NC  4743             ND  R703            OH  11488
      OK  I-408896           OR   96-0994             PA   94-11-019MF       RI   NONE            SC  MF10351         SD   8513
      TN  RM98-9-30-97       TX   C46593-0010-00      UT   B00017472         VT  10/07/96-18      VA  2116            WA C-40295
      WV I-21258             WI    294015-03          WY  19471              Puerto Rico
      Other (specify):

3.   Exact name of investment company as specified in registration statement:
     Scudder Pathway Series, Growth Portfolio

4. Address of principal executive office (number, street, city, state, zip code): Two International Place, Boston MA, 02110

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.


THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549                                                                        OMB APPROVAL
                                                                                                   OMB Number:  3235-0360
                    FORM N-17f-2                                                                   Expires
                                                                                                   Estimated average burden
 Certificate of Accounting of Securities and Similar                                               hours per response...0.05
            Investments in the Custody of
           Management Investment Companies

      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1.    Investment Company Act File Number:                 Date Examination completed:
       811-8606                                           August 5, 1997, August 13, 1997 and September 30, 1997

2.    State identification Number:

      AL 704134              AK 95-01170            AZ  S-0042564         AR 94-M0579-04         CA 505-8627       CO IC 97-11-780
      CT SI32597             DE NONE                DC  NONE              FL  43464-?1           GA 56-001761      HI   NONE
      ID   47339             IL  9737913            IN   IC 94-0674       IA   I-33224           KS  97S000404     KY  M33184
      LA  52334              ME MF-R98-4079         MD SM941936           MA 94-7823             MI  224152        MN  R-37938.1
      MS  MF94-11059         MO 1994-01204          MT  32521             NE  018640             NV  NONE          NH   NONE
      NJ   NONE              NM 947276              NY  S 26 98 35        NC  4743               ND  R704          OH  11489
      OK  I-408796           OR 96-0996             PA  94-11-019MF       RI    NONE             SC   MF10348      SD  8515
      TN  RM98-9-30-97       TX C46594-000-01       UT  B00017485         VT   10/07/96-19       VA  2166          WA C-40292
      WV I-21259             WI  294037-03          WY 19471              Puerto Rico
      Other (specify):

3.   Exact name of investment company as specified in registration statement:
     Scudder Pathway Series, International Portfolio

4. Address of principal executive office (number, street, city, state, zip code): Two International Place, Boston MA 02110

INSTRUCTIONS

     This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.


THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT